Exhibit 15.2
Consent of Jun He Law offices, PRC Counsel
May 14, 2010
SINA CORPORATION
Dear Sir or Madam:
We hereby consent to references to our name by SINA CORPORATION under the heading “Government Regulation and Legal Uncertainties” and “Organizational Structure” on Form 20-F for year ended December 31, 2009.
Yours faithfully,
For and on behalf of

/s/ Jun He Law Offices
JUN HE LAW OFFICES